Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-198170 on Form N-1A of our report dated January 7, 2015, relating to the financial statement of ETFS Zacks Earnings Small-Cap U.S. Index Fund, a portfolio of ETFS Trust, appearing in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm,” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

January 7, 2015